EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D jointly on behalf of each such party.

/s/ Gregory L. Summe
Gregory L. Summe, individually, and as sole member of Glen Capital Partners LLC and Glen Capital Partners GP I LLC for itself and as the general partner of Glen Capital Partners Fund I, L.P.

ATTACHMENT A

Mr. Summe is the sole member of each of the Adviser and General Partner.  The General Partner is the general partner of the Fund.  Each of the General Partner, Adviser and Mr. Summe may be deemed to possess voting and investment control over the shares of Common Stock held by the Fund  and, accordingly, each of the General Partner, Adviser and Mr. Summe may be deemed to have indirect beneficial ownership of such shares.

Each Reporting Person disclaims beneficial ownership of the shares of the Issuer’s Common Stock described in this Schedule 13D, except to the extent of his or its pecuniary interest therein.